Exhibit 99.1

COMPANY CONTACT

Chris King

(240) 744-1150

FOR IMMEDIATE RELEASE

WEDNESDAY, FEBRUARY 29, 2012

DIAMONDROCK HOSPITALITY COMPANY REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS

BETHESDA, Maryland, Wednesday, February 29, 2012 – DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced results of operations for its fourth fiscal quarter and full year ended December 31, 2011. The Company is a lodging-focused real estate investment trust that currently owns a portfolio of 26 premium hotels in the United States.

Recent Developments

•

Lexington Rebranding: The Company entered into a non-binding letter of intent with Marriott to license the Lexington Hotel New York as a member of the “Autograph Collection.” The re-branding of the hotel as a member of the Autograph Collection will involve $30 million in capital to upgrade and reposition the hotel, which is expected to be completed in early 2013.

•

Lexington Mortgage Debt: The Company agreed to terms on a $170 million loan secured by the Lexington Hotel New York. The proceeds will be used to repay the entire $140 million outstanding on the Company’s senior unsecured credit facility and for general corporate purposes. The loan is expected to close during the first quarter of 2012.

•	Three-Hotel Portfolio Sale: The Company expects the previously announced sale of a three-hotel portfolio for a contractual sales price of $262.5 million to close during the first quarter of 2012.

•

Prepayment of Courtyard Denver Mortgage: On February 7, 2012, the Company prepaid the $27 million mortgage debt secured by the Courtyard Denver Downtown prior to its scheduled maturity in August 2012. The Company currently has thirteen hotels unencumbered by debt.

•	Dividends: The Company’s Board of Directors declared a quarterly dividend of $0.08 per share to stockholders of record as of March 23, 2012. The dividend will be paid on April 4, 2012.

2011 Highlights

•	Significant Acquisitions: The Company successfully completed four transactions representing an investment of over $585 million as follows:

•	Entered into a $130 million purchase and sale agreement for the 282-room Hilton Garden Inn Times Square upon completion.

•	Acquired the JW Marriott Denver at Cherry Creek for $74 million.

•	Acquired the Lexington Hotel New York for $337 million.

•	Acquired the Courtyard Denver Downtown for $46 million.

•	Successful Equity Raise: The Company raised approximately $150 million through a follow-on offering of its common stock in January 2011.

•

Hilton Minneapolis Financing: The Company closed on a $100 million non-recourse loan secured by the Hilton Minneapolis in April 2011. The previously unencumbered hotel was acquired in 2010 for approximately $157 million.

•

Credit Facility: The Company amended and restated its $200 million senior unsecured revolving credit facility to lower its borrowing rate, increase its financial flexibility and extend the term for one year.

•

Frenchman’s Reef Capital Investment Program: The Company substantially completed its comprehensive $45 million renovation and repositioning of the Frenchman’s Reef & Morning Star Marriott Beach Resort.

•

Conrad Chicago Performance Guarantee: The Company negotiated an amendment to the Conrad Chicago management agreement with Hilton to include a performance guarantee for the remaining term of the agreement, which ends in 2015. Hilton funded $0.7 million during 2011 under this performance guarantee.

•	Dividends: The Company declared four quarterly dividends totaling $0.32 per share during 2011.

•	Pro Forma RevPAR: The Company’s Pro Forma RevPAR was $123.01, an increase of 6.3% from the comparable period in 2010.

•	Pro Forma Hotel Adjusted EBITDA Margin: The Company’s Pro Forma Hotel Adjusted EBITDA margin was 26.18%, an increase of 51 basis points from the comparable period in 2010.

•

Adjusted EBITDA: The Company’s Adjusted EBITDA was $162.1 million, which was impacted by $10 million of renovation disruption at Frenchman’s Reef and $0.9 million in accounts receivable write-offs as a result of the American Airlines bankruptcy.

•

Adjusted FFO: The Company’s Adjusted FFO was $103.6 million and Adjusted FFO per diluted share was $0.62, which was impacted by $10 million of renovation disruption at Frenchman’s Reef and $0.9 million in accounts receivable write-offs as a result of the American Airlines bankruptcy.

Fourth Quarter 2011 Highlights

•	Pro Forma RevPAR: The Company’s Pro Forma RevPAR was $129.59, an increase of 6.2% from the comparable period in 2010.

•

Pro Forma Hotel Adjusted EBITDA Margin: The Company’s Pro Forma Hotel Adjusted EBITDA margin was 28.50%, a decrease of 62 basis points from the comparable period in 2010, which was impacted by increases in property taxes and the American Airlines bankruptcy.

•

Adjusted EBITDA: The Company’s Adjusted EBITDA was $60.5 million, which was impacted by $2.4 million of renovation disruption at Frenchman’s Reef and $0.9 million in accounts receivable write-offs as a result of the American Airlines bankruptcy.

•

Adjusted FFO: The Company’s Adjusted FFO was $40.0 million and Adjusted FFO per diluted share was $0.24, which was impacted by $2.4 million of renovation disruption at Frenchman’s Reef and $0.9 million in accounts receivable write-offs as a result of the American Airlines bankruptcy.

•	Dividends: The Company declared a quarterly dividend of $0.08 per share during the fourth quarter.

Mark W. Brugger, Chief Executive Officer of DiamondRock Hospitality Company, stated, “Our results for the fourth quarter and full year reflect the continued growth of lodging fundamentals. We continued executing our strategy in early 2012, including the $170 million financing of the Lexington Hotel New York. Upon the closing of the three-hotel portfolio sale and the Lexington financing, DiamondRock will be well-positioned to actively pursue attractive acquisition targets as a result of our strong balance sheet, undrawn $200 million corporate revolver, twelve unencumbered assets and approximately $120 million of corporate cash.”

Operating Results

Please see “Certain Definitions” and “Non-GAAP Financial Measures” attached to this press release for an explanation of the terms “EBITDA,” “Adjusted EBITDA,” “Hotel Adjusted EBITDA Margin,” “FFO” and “Adjusted FFO.”

The discussions of “Pro Forma RevPAR” and “Pro Forma Hotel Adjusted EBITDA Margin” assume the Company owned all of its hotels since January 1, 2010 but exclude (i) the operating results of the Frenchman’s Reef & Morning Star Marriott Beach Resort (“Frenchman’s Reef”) due to the impact of the extensive renovation of the hotel in 2011, which included partial closure of the hotel and (ii) the operating results of the three-hotel portfolio classified as “held for sale.”

For the fourth quarter beginning September 10, 2011 and ending December 31, 2011, the Company reported the following:

•	Pro Forma RevPAR growth of 6.2% and Pro Forma Hotel Adjusted EBITDA margin contraction of 62 basis points compared to the comparable period in 2010.

•	Revenues of $248.9 million compared to $209.3 million for the comparable period in 2010, which includes amounts reported in discontinued operations.

•	Adjusted EBITDA of $60.5 million compared to $51.2 million for the comparable period in 2010.

•	Adjusted FFO of $40.0 million and Adjusted FFO per diluted share of $0.24 compared to $34.3 million and $0.22, respectively, for the comparable period in 2010.

•	Net income of $4.9 million (or $0.03 per diluted share) compared to a net income of $1.9 million (or $0.01 per diluted share) for the comparable period in 2010.

The fourth quarter Pro Forma RevPAR growth of 6.2% (from $121.99 to $129.59) was driven by a 3.1% increase in the average daily rate (from $169.75 to $175.09) and a 2.1 percentage point increase in occupancy (from 71.9% to 74.0%). The fourth quarter Pro Forma Hotel Adjusted EBITDA margin decreased 62 basis points (from 29.12% to 28.50%) from the comparable period in 2010.

The Company’s fourth quarter results were impacted by several items, the most significant of which was the post-renovation ramp-up at Frenchman’s Reef. The hotel’s actual fourth quarter Hotel Adjusted EBITDA was approximately $4.0 million below the Company’s expectations as of the end of the third quarter. The hotel’s operating results were impacted by disruption due to a slight delay in guestrooms being placed back in service following the renovation and incremental disruption caused by the loss of air conditioning for several days as a result of a burst pipe in December 2011. The hotel was fully back in service by the end of 2011 and is experiencing strong performance in 2012, with January 2012 RevPAR growth of approximately 8% and Hotel Adjusted EBITDA growth of 25%. The Company expects the hotel to exceed its renovation underwriting in 2012. Additionally, as a result of the American Airlines bankruptcy, the Company wrote off a total of $0.9 million of airline receivables at three of its hotels.

The Company’s fourth quarter Pro Forma Hotel Adjusted EBITDA margin was negatively impacted by the increase in property taxes as a result of the expiration of the PILOT program at the Westin Boston Waterfront Hotel and a difficult comparison from favorable property tax reductions at the Company’s downtown Chicago hotels recorded during the fourth quarter of 2010. Excluding these property tax items, the Company’s fourth quarter Pro Forma Hotel Adjusted EBITDA margin would have increased 127 basis points.

If the three-hotel portfolio classified as “held for sale” were included, the Company’s fourth quarter Pro Forma RevPAR growth would be 4.0% and Hotel Adjusted EBITDA margin contraction would be 98 basis points.

For the full year 2011, the Company reported the following:

•	Pro Forma RevPAR growth of 6.3% and Pro Forma Hotel Adjusted EBITDA margin expansion of 51 basis points compared to the comparable period in 2010.

•	Revenues of $719.6 million compared to $624.4 million for the comparable period in 2010, which includes amounts reported in discontinued operations.

•	Adjusted EBITDA of $162.1 million compared to $138.5 million for the comparable period in 2010.

•	Adjusted FFO of $103.6 million and Adjusted FFO per diluted share of $0.62 compared to $90.3 million and $0.63, respectively, for the comparable period in 2010.

•	Net loss of $7.7 million (or $0.05 per diluted share) compared to a net loss of $9.2 million (or $0.06 per diluted share) for the comparable period in 2010.

The full year Pro Forma RevPAR growth of 6.3% (from $115.73 to $123.01) was driven by a 3.7% increase in the average daily rate (from $157.74 to $163.60) and a 1.8 percentage point increase in occupancy (from 73.4% to 75.2%). The full year Pro Forma Hotel Adjusted EBITDA margin increased 51 basis points (from 25.67% to 26.18%) from the comparable period in 2010.

The Company’s full year results reflect approximately $10 million of renovation disruption at Frenchman’s Reef, $2.3 million of legal expenses incurred related to the bankruptcy proceedings of the Allerton Hotel, the $0.9 million of American Airlines accounts receivable write-offs and a $1.7 million accrual for the tentative settlement of litigation at the Los Angeles Airport Marriott. The litigation accrual has been added back to the Company’s calculations of Adjusted EBITDA and Adjusted FFO.

If the three-hotel portfolio classified as ‘held for sale” were included, the Company’s full year Pro Forma RevPAR growth would be 5.4% and Hotel Adjusted EBITDA margin expansion would be 11 basis points.

Sale of Hotel Portfolio

The Company remains under contract to sell a three-hotel portfolio to Inland American for a sales price of $262.5 million. The three-hotel portfolio consists of the Griffin Gate Marriott Resort and Spa located in Lexington, Kentucky, the Renaissance Waverly located in Atlanta, Georgia, and the Renaissance Austin located in the Arboretum submarket of Austin, Texas. The Company expects to receive net cash proceeds of approximately $80 million from the disposition, which will include $180 million of mortgage debt assumption by the buyer. The transaction is expected to close during the first quarter of 2012 with the only material closing condition remaining being the final lender consent for the Renaissance Austin mortgage loan assumption.

Lexington Hotel New York Financing and Rebranding

The Company has agreed to terms on a $170 million loan secured by a mortgage on the Lexington Hotel New York. The loan will have a term of three years and bear interest at a floating rate of one-month LIBOR plus 300 basis points. The loan may be extended for two additional one-year terms subject to the satisfaction of certain terms and conditions and the payment of an extension fee. The financing also includes $25 million of corporate recourse, which will be eliminated when the hotel achieves a specified debt yield test, the capital renovation plan is completed and the branding requirements for the hotel are met. The closing of the transaction is subject to the satisfaction of customary closing conditions, including final loan syndication.

In connection with the acquisition of the hotel, the Company assumed the existing franchise agreement with Radisson which provides for certain termination options upon payment of a $750,000 termination fee. The Company plans to exercise the termination right in 2012 and to enter into a franchise agreement with Marriott to license the hotel as a member of the “Autograph Collection.” The Company expects to record the termination fee during the first fiscal quarter of 2012, which will be added back to Adjusted EBITDA and Adjusted FFO.

The Company entered into a non-binding term sheet with Marriott to affiliate the hotel with the Autograph Collection; however, there can be no assurance that Marriott will enter into a franchise agreement and agree to license the hotel. Specifically, the re-branding of the hotel as “The Lexington” and the affiliation of the hotel with

Marriott’s Autograph Collection will involve the completion of a $30 million capital plan to renovate, reposition and significantly upgrade the hotel. The Company intends to complete the majority of improvements in early 2013 in order to minimize disruption to hotel operations. During the interim period after termination of Radisson and prior to becoming affiliated with the Autograph Collection, the Company expects to operate the hotel as “The Lexington,” an independent hotel.

2011 Acquisitions

During 2011, the Company took advantage of the attractive hotel acquisition environment, completing three high-quality asset acquisitions for total consideration of over $450 million and securing an exceptional hotel development opportunity.

Hilton Garden Inn Times Square. In January 2011, the Company entered into a purchase and sale agreement to acquire, upon completion, the 282-room Hilton Garden Inn under development on West 42nd Street in Times Square, New York City. This transaction presents a rare opportunity to acquire a newly constructed hotel in Times Square, one of the most desirable hotel locations in the world. The hotel is scheduled to open in early 2014.

JW Marriott Denver Cherry Creek. In May 2011, the Company acquired the 196-room JW Marriott Denver Cherry Creek for approximately $74 million. The hotel, which opened in 2004, is consistently the market leader among its competitive set and is well-situated to continue capturing Denver’s high-end demand.

The Lexington Hotel New York City. In June 2011, the Company acquired the 712-room Lexington Hotel New York for approximately $337 million. The purchase enhanced the Company’s overall portfolio quality and increased the Company’s participation in the Manhattan hotel market.

Courtyard Denver Downtown. In July 2011, the Company completed the acquisition of the 177-room Courtyard Denver Downtown for approximately $46 million. This urban hotel consistently ranks first in its competitive set of downtown Denver hotels. With its premier location in the heart of Denver’s Central Business District and its strong brand, the hotel is able to charge full-service average daily rates while operating within a limited–service cost structure.

Dividends

The Company’s Board of Directors declared a quarterly dividend of $0.08 per share to stockholders of record as of December 30, 2011. The dividend was paid on January 10, 2012. In total, the Company declared $54 million of cash dividends to stockholders in 2011.

The Company’s Board of Directors declared a quarterly dividend of $0.08 per share to stockholders of record as of March 23, 2012. The dividend will be paid on April 4, 2012.

Allerton Hotel Mortgage Loan

The Company owns the senior mortgage loan secured by the Allerton Hotel, located in downtown Chicago, Illinois. During 2011, the borrower filed for bankruptcy protection. The Company continues to vigorously pursue its rights in the bankruptcy case and expects resolution later this year.

Capital Expenditures

During 2011, the Company continued to invest in its portfolio by spending approximately $55 million for capital improvements. Of that amount, approximately $32 million was funded from corporate cash and the balance from restricted cash reserves held by hotel managers and a $5.3 million contribution from Marriott International towards the capital investment program at Frenchman’s Reef.

The Company has substantially completed the work scheduled for 2011 in its comprehensive $45 million capital investment program at Frenchman’s Reef. The majority of the renovation and repositioning program commenced in early May 2011, when two of the resort’s four buildings closed, representing approximately 300 guestrooms. During the fourth quarter the hotel reopened all of its guestrooms, restaurants, three new resort pools, fitness center and state-of-the-art spa. The Company experienced material renovation disruption to operations, displacing approximately $10 million of Hotel Adjusted EBITDA during 2011.

The Company expects to spend approximately $45 million on capital improvements at its hotels in 2012, $16 million of which is expected to be funded from corporate cash. Significant projects for 2012 include the following:

•

Conrad Chicago: The Company expects to spend $3.5 million to add 4,100 square feet of new meeting space, reposition the food and beverage outlets and re-concept the hotel lobby. The work is scheduled to take place during the summer of 2012 and the first quarter of 2013.

•	Courtyard Midtown East: The Company expects to spend approximately $2.0 million to renovate the lobby and restaurant, as well as relocate the fitness center and add 5 additional rooms at the hotel.

•	Renaissance Worthington: The Company expects to spend $1.2 million over the next two years to undertake a comprehensive repair of the concrete façade of the hotel.

•	Marriott Atlanta Alpharetta: The Company expects to spend $2.4 million to renovate the guestrooms at the hotel during the third quarter of 2012.

The Company is also currently evaluating extensive renovation projects at the Chicago Marriott Downtown and Lexington Hotel, which would begin in 2013. The project at the Chicago Marriott Downtown is expected to include the replacement of the hotel’s existing 2-pipe HVAC system with a 4-pipe HVAC system and a comprehensive guestroom renovation. The project at the Lexington Hotel is expected to include a comprehensive renovation of the hotel, including the lobby, corridors, guest rooms and guest bathrooms, in connection with the hotel’s rebranding.

Balance Sheet

The Company continues to maintain its straightforward capital structure. The Company has no preferred equity outstanding and continues to own 100% of its properties.

As of December 31, 2011, the Company had $26.3 million of unrestricted cash on hand and $1.0 billion of debt outstanding, which consisted of $941.5 million of fixed rate, property-specific mortgage debt with limited near-term maturities and $100 million outstanding on the Company’s $200 million corporate credit facility. Subsequent to December 31, 2011, the Company drew an additional $40.0 million on the corporate credit facility. Upon the closing of the three-hotel portfolio sale and the Lexington financing, the Company expects to have approximately $120 million of unrestricted cash on hand and $0.9 billion of debt outstanding, with twelve of its 23 hotels unencumbered by mortgage debt.

Outlook and Guidance

The Company is providing guidance, but does not undertake to update it for any developments in its business. Achievement of the anticipated results is subject to the risks disclosed in the Company’s filings with the Securities and Exchange Commission. The Company’s 2012 RevPAR guidance assumes the following:

•	All of the Company’s hotels were owned since January 1, 2011;

•	Frenchman’s Reef is excluded due to the partial closure for renovation during 2011; and

•	The three hotels classified as “held for sale” are excluded.

The Adjusted EBITDA and Adjusted FFO guidance include the 2012 pre-sale operating results of the three hotels classified as “held for sale” and excludes cash interest payments and legal fees related to the Allerton Hotel. The treatment of the Allerton cash interest payments and legal fees differs from 2011, when both were included in the calculations of Adjusted EBITDA and Adjusted FFO.

The Company’s outlook and guidance incorporates the assumption of 2012 North American upper upscale RevPAR growth of 4 to 6%.

Based on its outlook, the Company expects the following full year 2012 results:

•	RevPAR growth of 4 percent to 6 percent;

•	Adjusted EBITDA of $167 million to $176 million;

•	Adjusted FFO of $114.5 million to $121.5 million, which assumes the income tax provision to range from a benefit of $2.0 million to an expense of $1.0 million; and

•	Adjusted FFO per share of $0.68 to $0.72 based on 168.4 million diluted weighted average shares.

In addition, the Company expects the following results for its first fiscal quarter:

•	RevPAR growth of 5.5 percent to 7.5 percent;

•	Adjusted EBITDA of $18 million to $21 million;

•	Adjusted FFO of $10 million to $13 million, which assumes an income tax benefit of $5.7 million to $5.2 million; and

•	Adjusted FFO per share of $0.06 to $0.08 based on 167.7 million diluted weighted average shares.

The Company incorporated the following market specific considerations into its 2012 guidance:

•	Boston is expected to outperform during 2012 and the operator budget for the Westin Boston Waterfront Hotel shows double-digit RevPAR growth in 2012.

•	Chicago is expected to benefit from a strong 2012 convention calendar, but this will be slightly offset from profit disruption at the Chicago Marriott Downtown caused by the G8 summit in May.

•

Salt Lake City is expected to be a top performing market due to a solid convention calendar and the opening of the exciting $1 billion City Creek mixed-use project, which surrounds the Company’s hotel. The Company expects double-digit RevPAR growth in 2012 at the Salt Lake City Marriott.

•	New York City, our most significant market, started off 2012 with double-digit RevPAR growth in January. The Company expects 5 percent to 7 percent RevPAR growth in 2012 from its four New York hotels.

•	The Hilton Minneapolis is expected to underperform in 2012 due to a difficult convention calendar.

•	The Bethesda Marriott Suites is expected to underperform due to the expectation of a soft year in Washington, DC and the lack of compression nights for the Bethesda submarket.

•	The Vail Marriott is expected to underperform as a result of late snowfall and the continued absorption of the new supply additions in 2011.

•

The Company expects $3 million of Hotel Adjusted EBITDA disruption as a result of the first phase of the façade project at the Worthington Renaissance and the impact of the G8 summit on the Chicago Marriott Downtown. This disruption negatively impacts the Company’s 2012 RevPAR growth guidance by approximately 75 basis points.

Earnings Call

The Company will host a conference call to discuss its fourth quarter and full year results on Wednesday, February 29, 2012, at 10:00 a.m. Eastern Time (ET). To participate in the live call, investors are invited to dial 888-679-8035 (for domestic callers) or 617-213-4848 (for international callers). The participant passcode is 92972901. A live webcast of the call will be available via the investor relations section of DiamondRock Hospitality Company’s website at www.drhc.com. A replay of the webcast will also be archived on the website for one year.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of premium hotel properties. The Company owns 26 premium hotels with approximately 12,000 rooms and holds one senior mortgage loan. The Company’s hotels are generally operated under globally recognized brands such as Hilton, Marriott, and Westin. For further information, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “forecast,” “plan” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the potential for additional terrorist attacks, that will affect occupancy rates at the Company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the Company’s indebtedness; relationships with property managers; the ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; risks associated with the bankruptcy proceedings on the Allerton Hotel; risks associated with the development of a hotel by a third-party developer; risks associated with the rebranding and financing of the Lexington Hotel New York; risks associated with completing the pending sale of the three-hotel portfolio and other risk factors contained in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Reporting Periods for Statement of Operations

The results reported in the Company’s consolidated statements of operations are based on results of its hotels reported by hotel managers. The Company’s hotel managers use different reporting periods. Marriott International, the manager of most of the Company’s properties, uses a fiscal year ending on the Friday closest to December 31 and reports 12 weeks of operations for the first three quarters and 16 or 17 weeks for the fourth quarter of the year for its domestic managed hotels. In contrast, Marriott International for its non-domestic hotels (including Frenchman’s Reef), Davidson Hotel Company, manager of the Westin Atlanta North, Vail Resorts, manager of the Vail Marriott, Hilton Hotels Corporation, manager of the Conrad Chicago and the Hilton Minneapolis, Westin Hotel Management, L.P., manager of the Westin Boston Waterfront, Alliance Hospitality Management, manager of the Hilton Garden Inn Chelsea, Sage Hospitality, manager of the JW Marriott Denver Cherry Creek and the Courtyard Denver, and Highgate Hotels, manager of the Lexington Hotel, report results on a monthly basis. Additionally, the Company, as a REIT, is required by U.S. federal tax laws to report results on a calendar year basis. As a result, the Company has adopted the reporting periods used by Marriott International for its domestic hotels, except that the fiscal year always ends on December 31 to comply with REIT rules. The first three fiscal quarters end on the same day as Marriott International’s fiscal quarters but the fourth quarter ends on December 31 and full year results, as reported in the statement of operations, always include the same number of days as the calendar year.

Two consequences of the reporting cycle the Company has adopted are: (1) quarterly start dates will usually differ between years, except for the first quarter which always commences on January 1, and (2) the first and fourth quarters of operations and year-to-date operations may not include the same number of days as reflected in prior years.

While the reporting calendar the Company adopted is more closely aligned with the reporting calendar used by the manager of most of its properties, one final consequence of the calendar is the Company is unable to report any results for Frenchman’s Reef, Westin Atlanta North, Vail Marriott, Conrad Chicago, Westin Boston Waterfront, Hilton Minneapolis, Hilton Garden Inn Chelsea, JW Marriott Denver Cherry Creek, Courtyard Denver or the Lexington Hotel for the month of operations that ends after its fiscal quarter-end because none of Vail Resorts, Davidson Hotel Company, Hilton Hotels Corporation, Westin Hotel Management, L.P., Alliance Hospitality Management, Sage Hospitality, Highgate Hotels and Marriott International (for international hotels) make mid-month results available. As a result, the quarterly results of operations include results from these hotels as follows: first quarter (January and February), second quarter (March to May), third quarter (June to August) and fourth quarter (September to December). While this does not affect full-year results, it does affect the reporting of quarterly results.

DIAMONDROCK HOSPITALITY COMPANY

CONSOLIDATED BALANCE SHEETS

As of December 31, 2011 and 2010

(in thousands, except share and per share amounts)

	September 30,	September 30,
	2011	2010

ASSETS
Property and equipment, at cost	$2,667,682	$2,468,289
Less: accumulated depreciation	(433,178)	(396,686)

	2,234,504	2,071,603
Assets held for sale	263,399	—
Restricted cash	53,871	51,936
Due from hotel managers	50,728	50,715
Note receivable	54,788	57,951
Favorable lease assets, net	43,285	42,622
Prepaid and other assets	65,900	50,089
Cash and cash equivalents	26,291	84,201
Deferred financing costs, net	5,869	5,492

Total assets	$2,798,635	$2,414,609

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Mortgage debt	$762,933	$780,880
Mortgage debt of assets held for sale	180,000	—
Senior unsecured credit facility	100,000	—

Total debt	1,042,933	780,880

Deferred income related to key money, net	24,593	19,199
Unfavorable contract liabilities, net	81,914	83,613
Due to hotel managers	41,676	36,168
Liabilities of assets held for sale	3,805	—
Dividends declared and unpaid	13,594	—
Accounts payable and accrued expenses	87,963	81,232

Total other liabilities	253,545	220,212

Stockholders’ Equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; 167,502,359 and 154,570,543 shares issued and outstanding at December 31, 2011 and 2010, respectively	1,675	1,546
Additional paid-in capital	1,708,427	1,558,047
Accumulated deficit	(207,945)	(146,076)

Total stockholders’ equity	1,502,157	1,413,517

Total liabilities and stockholders’ equity	$2,798,635	$2,414,609

DIAMONDROCK HOSPITALITY COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2011 and 2010

(in thousands, except share and per share amounts)

	September 30,	September 30,
	2011	2010

Revenues:

Rooms	$441,514	$358,441
Food and beverage	165,114	153,722
Other	31,602	27,160

Total revenues	638,230	539,323

Operating Expenses:
Rooms	118,701	95,975
Food and beverage	117,205	108,895
Management fees	22,031	19,055
Other hotel expenses	228,559	195,336
Depreciation and amortization	87,259	76,464
Hotel acquisition costs	2,521	1,436
Corporate expenses	21,247	16,384

Total operating expenses	597,523	513,545

Operating income	40,707	25,778

Interest income	(614)	(783)
Interest expense	45,406	35,425

Total other expenses	44,792	34,642

Loss from continuing operations before income taxes	(4,085)	(8,864)
Income tax expense	(3,655)	(1,995)

Loss from continuing operations	(7,740)	(10,859)
Income from discontinued operations, net of income taxes	62	1,687

Net loss	$(7,678)	$(9,172)

(Loss) earnings per share:
Continuing operations	$(0.05)	$(0.07)
Discontinued operations	0.00	0.01

Basic and diluted loss per share	$(0.05)	$(0.06)

Weighted-average number of common shares outstanding:
Basic	166,667,459	144,463,587

Diluted	166,667,459	144,463,587

DIAMONDROCK HOSPITALITY COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Fiscal Quarters Ended December 31, 2011 and 2010 (unaudited)

(in thousands, except share and per share amounts)

	September 30,	September 30,
	2011	2010
Revenues:

Rooms	$156,246	$121,232
Food and beverage	56,143	50,981
Other	10,934	8,645

Total revenues	223,323	180,858

Operating Expenses:
Rooms	41,718	31,935
Food and beverage	38,848	35,302
Management fees	8,272	7,326
Other hotel expenses	77,821	61,710
Depreciation and amortization	28,811	25,487
Hotel acquisition costs	(84)	200
Corporate expenses	6,347	5,525

Total operating expenses	201,733	167,485

Operating income	21,590	13,373

Interest income	(35)	(142)
Interest expense	15,292	11,969

Total other expenses	15,257	11,827

Income from continuing operations before income taxes	6,333	1,546
Income tax expense	(1,803)	(1,029)

Income from continuing operations	4,530	517
Income from discontinued operations, net of income taxes	407	1,351

Net income	$4,937	$1,868

Earnings per share:
Continuing operations	$0.03	$0.00
Discontinued operations	0.00	0.01

Basic and diluted earnings per share	$0.03	$0.01

Weighted-average number of common shares outstanding:
Basic	167,536,176	154,585,849

Diluted	168,193,451	155,832,957

Non-GAAP Financial Measures

The Company uses the following four non-GAAP financial measures that it believes are useful to investors as key measures of its operating performance: (1) EBITDA, (2) FFO, (3) Adjusted EBITDA and (4) Adjusted FFO.

EBITDA represents net (loss) income excluding: (1) interest expense; (2) provision for income taxes, including income taxes applicable to sale of assets; and (3) depreciation and amortization. The Company believes EBITDA is useful to an investor in evaluating its operating performance because it helps investors evaluate and compare the results of its operations from period to period by removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization) from its operating results. The Company also uses EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

	September 30,	September 30,	September 30,	September 30,
	Historical (in 000s)
	Fiscal Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net income (loss)	$4,937	$1,868	$(7,678)	$(9,172)
Interest expense (1)	18,419	15,069	55,507	45,524
Income tax expense (2)	1,829	1,839	2,623	2,642
Depreciation and amortization (3)	32,389	29,186	99,224	88,464

EBITDA	$57,574	$47,962	$149,676	$127,458

(1)	Amounts include interest expense included in discontinued operations as follows: $10.1 million in 2011 and 2010 and $3.1 million in the fiscal quarters ended December 31, 2011 and 2010.

(2)	Amounts include income tax expense (benefit) included in discontinued operations as follows: ($1.0) million in 2011, $0.6 in 2010, $25,000 in the fiscal quarter ended December 31, 2011 and $0.8 million in the fiscal quarter ended December 31, 2010.

(3)	Amounts include depreciation expense included in discontinued operations as follows: $12.0 million in 2011 and 2010 and $3.6 million in the fiscal quarter ended December 31, 2011 and $3.7 million in the fiscal quarter ended December 31, 2010.

	September 30,	September 30,	September 30,	September 30,
	Guidance (in 000s)
	Quarter 1, 2012		Full Year 2012
	Low End	High End	Low End	High End
Net income (loss)	$(13,100)	$(10,100)	$17,000	$25,000
Interest expense	13,500	13,000	54,000	53,000
Income tax (benefit) expense	(5,700)	(5,200)	(2,000)	1,000
Depreciation and amortization	21,000	21,000	91,000	90,000

EBITDA	$15,700	$18,700	$160,000	$169,000

The Company also evaluates its performance by reviewing Adjusted EBITDA because it believes that the exclusion of certain additional recurring and non-recurring items described below provides useful supplemental information regarding the Company’s ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income (loss), is beneficial to a complete understanding of the Company’s operating performance. The Company adjusts EBITDA for the following items, which may occur in any period, and refers to this measure as Adjusted EBITDA:

•	Non-Cash Ground Rent: The Company excludes the non-cash expense incurred from straight lining the rent from its ground lease obligations and the non-cash amortization of its favorable lease assets.

•

The impact of the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with the Company’s acquisitions of the Bethesda Marriott Suites, the Chicago Marriott Downtown, the Renaissance Charleston and the Radisson Lexington. The amortization of the unfavorable contract liabilities does not reflect the underlying performance of the Company.

•

Cumulative effect of a change in accounting principle: Infrequently, the Financial Accounting Standards Board (FASB) promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. The Company excludes these one-time adjustments because they do not reflect its actual performance for that period.

•

Gains from Early Extinguishment of Debt: The Company excludes the effect of gains recorded on the early extinguishment of debt because it believes that including them in EBITDA is not consistent with reflecting the ongoing performance of its hotels.

•

Impairment Losses: The Company excludes the effect of impairment losses recorded because it believes that including them in EBITDA is not consistent with reflecting the ongoing performance of its hotels. In addition, the Company believes that impairment charges are similar to depreciation expense, which is also excluded from EBITDA.

•

Gains or Losses on Dispositions: The Company excludes the effect of gains or losses on dispositions from EBITDA because it believes that including them is not consistent with reflecting the ongoing performance of its remaining hotels.

•

Acquisition Costs: The Company excludes acquisition transaction costs expensed during the period because it believes that including these costs in EBITDA is not consistent with the underlying performance of the Company.

•

Allerton Loan: In 2011, the Company included cash payments received on its senior loan secured by the Allerton Hotel in Adjusted EBITDA. GAAP requires the Company to record the cash received from the borrower as a reduction of its basis in the mortgage loan due to the uncertainty over the timing and amount of cash payments on the loan. Beginning in 2012, due to the uncertainty of the timing of the bankruptcy resolution, the Company will exclude both cash interest payments received from the borrower and the legal costs incurred as a result of the bankruptcy proceedings from its calculation of Adjusted EBITDA.

•

Other Non-Cash and /or Unusual Items: The Company excludes the effect of certain non-cash and/or unusual items because it believes that including these costs in EBITDA is not consistent with the underlying performance of the Company. In 2011, the Company excluded the accrual for the tentative settlement of litigation at the Los Angeles Airport Marriott because it believes that including it would not be consistent with reflecting the ongoing performance of its hotels. In 2010, the Company excluded the remediation costs incurred in connection with the Hurricane Earl damage to Frenchman’s Reef & Morning Star Marriott Beach Resort due to the unusual nature of the hurricane damage.

	September 30,	September 30,	September 30,	September 30,
	Historical (in 000s)
	Fiscal Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
EBITDA	$57,574	$47,962	$149,676	$127,458
Non-cash ground rent	2,118	1,988	6,996	7,092
Non-cash amortization of unfavorable contract liabilities	(576)	(568)	(1,860)	(1,771)
Litigation settlement	—	—	1,650	—
Hurricane remediation expense	—	207	—	1,598
Allerton loan interest payments	1,459	1,400	3,163	2,650
Acquisition costs	(84)	200	2,521	1,436

Adjusted EBITDA	$60,491	$51,189	$162,146	$138,463

	Guidance (in 000s)
	Quarter 1, 2012		Full Year 2012
	Low End	High End	Low End	High End
EBITDA	$15,700	$18,700	$160,000	$169,000
Non-cash ground rent	1,500	1,500	6,100	6,100
Non-cash amortization of unfavorable contract liabilities	(450)	(450)	(1,850)	(1,850)
Franchise termination fee	750	750	750	750
Allerton loan legal fees	500	500	2,000	2,000

Adjusted EBITDA	$18,000	$21,000	$167,000	$176,000

The Company computes FFO in accordance with standards established by NAREIT, which defines FFO as net (loss) income determined in accordance with GAAP, excluding gains (losses) from sales of property and impairment losses, plus depreciation and amortization. The Company believes that the presentation of FFO provides useful information to investors regarding its operating performance because it is a measure of the Company’s operations without regard to specified non-cash items, such as real estate depreciation and amortization and gain or loss on sale of assets. The Company also uses FFO as one measure in assessing its results.

	September 30,	September 30,	September 30,	September 30,
	Historical (in 000s)
	Fiscal Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net income (loss)	$4,937	$1,868	$(7,678)	$(9,172)
Real estate related depreciation and amortization (1)	32,389	29,186	99,224	88,464

FFO	$37,326	$31,054	$91,546	$79,292

FFO per share (basic and diluted)	$0.22	$0.20	$0.55	$0.55

(1)	Amounts include depreciation expense included in discontinued operations as follows: $12.0 million in 2011 and 2010 and $3.6 million in the fiscal quarter ended December 31, 2011 and $3.7 million in the fiscal quarter ended December 31, 2010.

	September 30,	September 30,	September 30,	September 30,
	Guidance (in 000s)
	Quarter 1, 2012		Full Year 2012
	Low End	High End	Low End	High End
Net income (loss)	$(13,100)	$(10,100)	$17,000	$25,000
Real estate related depreciation and amortization	21,000	21,000	91,000	90,000

FFO	$7,900	$10,900	$108,000	$115,000

FFO per share (basic and diluted)	$0.05	$0.07	$0.64	$0.68

The Company also evaluates its performance by reviewing Adjusted FFO because it believes that the exclusion of certain additional recurring and non-recurring items described below provides useful supplemental information regarding the Company’s ongoing operating performance and that the presentation of Adjusted FFO, when combined with the primary GAAP presentation of net income (loss), is beneficial to a complete understanding of the Company’s operating performance. The Company adjusts FFO for the following items, which may occur in any period, and refers to this measure as Adjusted FFO:

•	Non-Cash Ground Rent: The Company excludes the non-cash expense incurred from straight lining the rent from its ground lease obligations and the non-cash amortization of its favorable lease assets.

•

The impact of the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with the Company’s acquisitions of the Bethesda Marriott Suites, the Chicago Marriott Downtown, the Renaissance Charleston and the Radisson Lexington. The amortization of the unfavorable contract liabilities does not reflect the underlying performance of the Company.

•	The impact of the non-cash amortization of the debt premiums recorded in conjunction with the acquisitions of the JW Marriott Denver at Cherry Creek and Courtyard Denver Downtown.

•

Cumulative effect of a change in accounting principle: Infrequently, the Financial Accounting Standards Board (FASB) promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. The Company excludes these one-time adjustments because they do not reflect its actual performance for that period.

•

Gains from Early Extinguishment of Debt: The Company excludes the effect of gains recorded on the early extinguishment of debt because it believes that including them in FFO is not consistent with reflecting the ongoing performance of its hotels.

•

Acquisition Costs: The Company excludes acquisition transaction costs expensed during the period because it believes that including these costs in FFO is not consistent with the underlying performance of the Company.

•

Allerton Loan: In 2011, the Company included cash payments received on its senior loan secured by the Allerton Hotel in Adjusted FFO. GAAP requires the Company to record the cash received from the borrower as a reduction of its basis in the mortgage loan due to the uncertainty over the timing and amount of cash payments on the loan. Beginning in 2012, due to the uncertainty of the timing of the bankruptcy resolution, the Company will exclude both cash interest payments received from the borrower and the legal costs incurred as a result of the bankruptcy proceedings from its calculation of Adjusted FFO.

•

Other Non-Cash and /or Unusual Items: The Company excludes the effect of certain non-cash and/or unusual items because it believes that including these costs in FFO is not consistent with the underlying performance of the Company. In 2011, the Company excluded the accrual for the tentative settlement of litigation at the Los Angeles Airport Marriott because it believes that including it would not be consistent with reflecting the ongoing performance of its hotels. In 2010, the Company excluded the remediation costs incurred in connection with the Hurricane Earl damage to Frenchman’s Reef & Morning Star Marriott Beach Resort due to the unusual nature of the hurricane damage.

	September 30,	September 30,	September 30,	September 30,
	Historical (in 000s)
	Fiscal Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
FFO	$37,326	$31,054	$91,546	$79,292
Non-cash ground rent	2,118	1,988	6,996	7,092
Non-cash amortization of unfavorable contract liabilities	(576)	(568)	(1,860)	(1,771)
Litigation settlement	—	—	1,650	—
Hurricane remediation expense	—	207	—	1,598
Debt premium amortization	(212)	—	(373)	—
Allerton loan interest payments	1,459	1,400	3,163	2,650
Acquisition costs	(84)	200	2,521	1,436

Adjusted FFO	$40,031	$34,281	$103,643	$90,297

Adjusted FFO per share (diluted)	$0.24	$0.22	$0.62	$0.63

	September 30,	September 30,	September 30,	September 30,
	Guidance (in 000s)
	Quarter 1, 2012		Full Year 2012
	Low End	High End	Low End	High End
FFO	$7,900	$10,900	$108,000	$115,000
Non-cash ground rent	1,500	1,500	6,100	6,100
Non-cash amortization of unfavorable contract liabilities	(450)	(450)	(1,850)	(1,850)
Debt premium amortization	(200)	(200)	(500)	(500)
Franchise termination fee	750	750	750	750
Allerton loan legal fees	500	500	2,000	2,000

Adjusted FFO	$10,000	$13,000	$114,500	$121,500

Adjusted FFO per share (diluted)	$0.06	$0.08	$0.68	$0.72

Quarterly Pro Forma Financial Information

The following table is presented to provide investors with selected historical quarterly operating information to include the operating results for the Company’s hotels as if they were owned since January 1, 2011 but exclude Frenchman’s Reef and the three hotels that are under agreement to be sold.

	September 30,	September 30,	September 30,	September 30,	September 30,
	Quarter 1, 2011	Quarter 2, 2011	Quarter 3, 2011	Quarter 4, 2011	Full Year 2011
RevPAR	$96.04	$128.65	$131.53	$129.59	$123.01
Revenues (in thousands)	$103,028	$158,488	$158,702	$213,055	$633,273
Hotel Adjusted EBITDA (in thousands)	$16,446	$44,822	$43,832	$60,721	$165,821
% of Full Year	9.9%	27.0%	26.4%	36.6%	100.0%
Hotel Adjusted EBITDA Margin	15.96%	28.28%	27.62%	28.50%	26.18%
Available Rooms	734,561	863,096	863,096	1,154,207	3,614,960

Available Rooms

The following table is presented to provide investors with the Company’s total available rooms for its actual ownership period of all its owned hotels during 2011 and 2012.

	September 30,	September 30,
	2011	2012
Quarter 1	818,196	839,308
Quarter 2	919,886	907,072
Quarter 3	988,589	907,072
Quarter 4	1,355,863	1,224,541

Full Year	4,082,534	3,877,993

Certain Definitions

In this release, when we discuss “Hotel Adjusted EBITDA,” we exclude from Hotel EBITDA the non-cash expense incurred by the hotels due to the straight lining of the rent from our ground lease obligations, the non-cash amortization of our favorable lease assets, the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with the acquisitions of the Bethesda Marriott Suites, the Chicago Marriott Downtown, the Renaissance Charleston and the Radisson Lexington. Hotel EBITDA represents hotel net income excluding: (1) interest expense; (2) income taxes; and (3) depreciation and amortization. Hotel Adjusted EBITDA margins are calculated as Hotel Adjusted EBITDA divided by total hotel revenues. Net debt is calculated as total debt outstanding less unrestricted cash.

DIAMONDROCK HOSPITALITY COMPANY

PRO FORMA HOTEL OPERATING DATA

Schedule of Property Level Results

(in thousands)

(unaudited)

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Fiscal Quarter Ended December 31,		%	Year Ended December 31,		%
	2011	2010	Change	2011	2010	Change
Revenues:
Rooms	$149,570	$140,059	6.8%	$444,677	$418,313	6.3%
Food and beverage	53,321	49,796	7.1%	157,410	152,784	3.0%
Other	10,164	9,152	11.1%	31,186	29,034	7.4%

Total revenues	213,055	199,007	7.1%	633,273	600,131	5.5%

Operating Expenses:
Rooms	$38,965	$36,711	6.1%	$120,090	$113,676	5.6%
Food and beverage	35,670	33,630	6.1%	109,433	106,045	3.2%
Other direct departmental	4,983	4,743	5.1%	16,241	15,551	4.4%
General and administrative	17,817	17,024	4.7%	53,821	52,348	2.8%
Utilities	6,376	6,464	(1.4%)	21,185	21,336	(0.7%)
Repairs and maintenance	9,204	9,047	1.7%	28,475	27,436	3.8%
Sales and marketing	16,285	15,395	5.8%	49,568	46,281	7.1%
Base management fees	5,588	5,228	6.9%	16,494	15,550	6.1%
Incentive management fees	2,340	2,459	(4.8%)	5,206	4,749	9.6%
Property taxes	9,068	4,607	96.8%	29,223	26,072	12.1%
Ground rent	4,503	4,340	3.8%	14,199	13,650	4.0%
Other fixed expenses	3,077	2,904	6.0%	8,723	8,328	4.7%

Total hotel operating expenses	$153,876	$142,552	7.9%	$472,658	$451,022	4.8%

Hotel EBITDA	59,179	56,455	4.8%	160,615	149,109	7.7%

Non-cash ground rent	2,118	2,068	2.4%	6,983	6,734	3.7%
Non-cash amortization of unfavorable contract liabilities	(576)	(576)	0.0%	(1,777)	(1,777)	0.0%

Hotel Adjusted EBITDA	60,721	57,947	4.8%	165,821	154,066	7.6%

NOTE:

The pro forma operating data above includes the operating results for the Company’s hotels assuming they were owned since January 1, 2010 but excludes the Frenchman’s Reef & Morning Star Marriott Beach Resort due to the extensive 2011 renovation and the operating results of the three-hotel portfolio classified as “held for sale.”

Market Capitalization as of December 31, 2011

(in thousands, except per share data)

September 30,
Enterprise Value

Common equity capitalization (at December 30, 2011 closing price of $9.64/share)	$1,624,784

Consolidated debt	1,042,933

Cash and cash equivalents	(26,291)

Total enterprise value	$2,641,426

Share Reconciliation

Common shares outstanding	167,502

Unvested restricted stock held by management and employees	1,010

Share grants under deferred compensation plan held by directors	34

Combined shares outstanding	168,546

Debt Summary as of December 31, 2011

(dollars in thousands)

	September 30,	September 30,	September 30,	September 30,
Property	Interest Rate	Term	Outstanding Principal	Maturity

Courtyard Manhattan / Midtown East	8.810%	Fixed	$42,303	October 2014
Salt Lake City Marriott Downtown	5.500%	Fixed	30,210	January 2015
Courtyard Manhattan / Fifth Avenue	6.480%	Fixed	50,708	June 2016
Los Angeles Airport Marriott	5.300%	Fixed	82,600	July 2015
Marriott Frenchman’s Reef	5.440%	Fixed	59,645	August 2015
Renaissance Worthington	5.400%	Fixed	55,540	July 2015
Orlando Airport Marriott	5.680%	Fixed	58,334	January 2016
Chicago Marriott Downtown	5.975%	Fixed	214,324	April 2016
Austin Renaissance Hotel (1)	5.507%	Fixed	83,000	December 2016
Waverly Renaissance Hotel (1)	5.503%	Fixed	97,000	December 2016
Hilton Minneapolis	5.464%	Fixed	98,950	April 2021
JW Marriott Denver Cherry Creek	6.470%	Fixed	41,845	July 2015
Courtyard Denver Downtown (2)	6.260%	Fixed	27,034	August 2012
Debt premiums (3)			1,440

Total mortgage debt			942,933

Senior Unsecured Credit Facility	LIBOR + 3.00	Variable	100,000	August 2014

Total Debt			$1,042,933

(1)	Classified as mortgage debt of assets held for sale as of December 31, 2011.

(2)	The mortgage was prepaid in full on February 7, 2012.

(3)	Recorded upon the assumption of the JW Marriott Denver at Cherry Creek and Courtyard Denver Downtown mortgage debt in 2011.

Pro Forma Operating Statistics – Fourth Quarter (1)

	September	September	September	September	September	September	September	September	September	September	September	September
	ADR			Occupancy			RevPAR			Hotel Adjusted EBITDA Margin
	4Q 2011	4Q 2010	B/(W)	4Q 2011	4Q 2010	B/(W)	4Q 2011	4Q 2010	B/(W)	4Q 2011	4Q 2010	B/(W)
Atlanta Alpharetta	$128.67	$121.65	5.8%	67.4%	62.6%	4.8%	$86.78	$76.13	14.0%	27.33%	26.06%	127 bps
Westin Atlanta North (2)	$111.23	$102.57	8.4%	64.2%	66.5%	(2.3%)	$71.42	$68.25	4.6%	16.21%	10.01%	620 bps
Atlanta Waverly	$130.96	$127.40	2.8%	59.4%	62.4%	(3.0%)	$77.84	$79.54	(2.1%)	27.28%	24.05%	323 bps
Renaissance Austin	$139.50	$148.96	(6.4%)	57.1%	60.1%	(3.0%)	$79.65	$89.58	(11.1%)	28.92%	31.01%	-209 bps
Bethesda Marriott Suites	$174.97	$170.30	2.7%	63.3%	64.2%	(0.9%)	$110.72	$109.39	1.2%	26.68%	28.56%	-188 bps
Boston Westin (2)	$211.66	$205.54	3.0%	65.7%	62.4%	3.3%	$139.05	$128.31	8.4%	24.76%	24.37%	39 bps
Renaissance Charleston	$164.23	$160.63	2.2%	84.2%	80.4%	3.8%	$138.28	$129.18	7.0%	29.76%	33.99%	-423 bps
Hilton Garden Inn Chelsea (2)	$248.59	$239.52	3.8%	93.6%	93.8%	(0.2%)	$232.61	$224.72	3.5%	51.44%	51.97%	-53 bps
Chicago Marriott	$204.72	$202.07	1.3%	78.1%	73.8%	4.3%	$159.83	$149.12	7.2%	30.10%	35.99%	-589 bps
Chicago Conrad (2)	$219.55	$205.31	6.9%	82.8%	85.5%	(2.7%)	$181.86	$175.52	3.6%	36.24%	43.87%	-763 bps
Courtyard Denver Downtown (2)	$148.15	$150.67	(1.7%)	84.1%	75.7%	8.4%	$124.60	$114.04	9.3%	42.92%	35.07%	785 bps
Courtyard Fifth Avenue	$295.00	$297.43	(0.8%)	89.4%	86.8%	2.6%	$263.70	$258.18	2.1%	33.64%	39.66%	-602 bps
Courtyard Midtown East	$305.03	$294.21	3.7%	84.2%	86.2%	(2.0%)	$256.85	$253.64	1.3%	41.44%	42.04%	-60 bps
Frenchman’s Reef (2)	$208.56	$187.58	11.2%	78.1%	76.2%	1.9%	$162.94	$142.88	14.0%	(24.47%)	(0.78%)	-2369 bps
Griffin Gate Marriott	$134.58	$208.76	(35.5%)	60.5%	58.9%	1.6%	$81.40	$123.06	(33.9%)	27.51%	39.42%	-1191 bps
JW Marriott Denver Cherry Creek (2)	$226.27	$228.17	(0.8%)	75.3%	74.5%	0.8%	$170.35	$169.93	0.2%	30.80%	27.79%	301 bps
Los Angeles Airport	$102.98	$98.85	4.2%	80.9%	79.6%	1.3%	$83.27	$78.65	5.9%	11.18%	14.23%	-305 bps
Hilton Minneapolis (2)	$148.32	$139.22	6.5%	68.6%	66.4%	2.2%	$101.79	$92.49	10.1%	27.00%	26.00%	100 bps
Oak Brook Hills	$119.05	$110.95	7.3%	54.0%	49.7%	4.3%	$64.34	$55.17	16.6%	9.96%	11.06%	-110 bps
Orlando Airport Marriott	$96.94	$91.65	5.8%	69.8%	75.2%	(5.4%)	$67.66	$68.90	(1.8%)	17.94%	26.14%	-820 bps
Salt Lake City Marriott	$127.82	$121.43	5.3%	58.1%	54.3%	3.8%	$74.23	$65.95	12.6%	24.37%	20.08%	429 bps
The Lodge at Sonoma	$231.82	$210.75	10.0%	69.3%	68.6%	0.7%	$160.61	$144.48	11.2%	25.89%	20.97%	492 bps
Torrance Marriott South Bay	$104.63	$102.79	1.8%	81.3%	76.1%	5.2%	$85.05	$78.25	8.7%	23.82%	21.27%	255 bps
Vail Marriott (2)	$197.87	$190.13	4.1%	51.7%	51.8%	(0.1%)	$102.23	$98.54	3.7%	11.96%	6.40%	556 bps
Radisson Lexington Hotel New York (2)	$241.34	$230.07	4.9%	95.8%	95.8%	0.0%	$231.32	$220.47	4.9%	44.72%	43.19%	153 bps
Renaissance Worthington	$151.96	$159.88	(5.0%)	72.7%	61.7%	11.0%	$110.48	$98.58	12.1%	28.23%	24.21%	402 bps

Total/Weighted Average	$172.30	$169.22	1.8%	72.3%	70.7%	1.6%	$124.66	$119.64	4.2%	26.25%	27.93%	-168 bps

Comparable Total/Weighted Average (3)	$175.09	$169.75	3.1%	74.0%	71.9%	2.1%	$129.59	$121.99	6.2%	28.50%	29.12%	-62 bps

(1)	The pro forma operating data includes the operating results for the Company’s hotels assuming they were owned since January 1, 2010.

(2)	The hotel reports results on a monthly basis. The data presented is based upon the Company’s reporting calendar for the fourth quarter and includes the months from September to December.

(3)	The comparable total excludes the Frenchman’s Reef & Morning Star Marriott Beach Resort and the three-hotel portfolio classified as “held for sale.”

Pro Forma Operating Statistics – Full Year (1)

	September	September	September	September	September	September	September	September	September	September	September	September
	ADR			Occupancy			RevPAR			Hotel Adjusted EBITDA Margin
	YTD 2011	YTD 2010	B/(W)	YTD 2011	YTD 2010	B/(W)	YTD 2011	YTD 2010	B/(W)	YTD 2011	YTD 2010	B/(W)
Atlanta Alpharetta	$132.24	$119.51	10.7%	67.8%	66.0%	1.8%	$89.70	$78.86	13.7%	29.21%	24.97%	424 bps
Westin Atlanta North	$108.94	$102.45	6.3%	69.6%	69.8%	(0.2%)	$75.82	$71.51	6.0%	15.37%	13.41%	196 bps
Atlanta Waverly	$129.56	$126.88	2.1%	65.5%	64.0%	1.5%	$84.87	$81.20	4.5%	24.78%	27.86%	-308 bps
Renaissance Austin	$140.49	$143.89	(2.4%)	62.3%	61.2%	1.1%	$87.49	$88.11	(0.7%)	28.39%	29.41%	-102 bps
Bethesda Marriott Suites	$169.54	$164.47	3.1%	64.4%	66.3%	(1.9%)	$109.20	$109.00	0.2%	25.88%	25.41%	47 bps
Boston Westin	$197.64	$192.34	2.8%	69.7%	67.2%	2.5%	$137.69	$129.20	6.6%	23.74%	23.82%	-8 bps
Renaissance Charleston	$167.50	$157.65	6.2%	84.6%	83.2%	1.4%	$141.74	$131.18	8.1%	32.28%	33.48%	-120 bps
Hilton Garden Inn Chelsea	$213.29	$202.29	5.4%	92.6%	91.3%	1.3%	$197.42	$184.68	6.9%	46.10%	44.38%	172 bps
Chicago Marriott	$191.48	$184.50	3.8%	72.8%	72.3%	0.5%	$139.43	$133.43	4.5%	23.89%	24.50%	-61 bps
Chicago Conrad	$198.14	$186.54	6.2%	83.9%	80.3%	3.6%	$166.33	$149.83	11.0%	30.82%	30.31%	51 bps
Courtyard Denver Downtown	$151.30	$147.63	2.5%	81.2%	80.0%	1.2%	$122.84	$118.03	4.1%	43.11%	40.14%	297 bps
Courtyard Fifth Avenue	$260.09	$254.90	2.0%	86.9%	86.3%	0.6%	$226.07	$220.05	2.7%	27.97%	29.82%	-185 bps
Courtyard Midtown East	$262.99	$244.03	7.8%	83.5%	85.8%	(2.3%)	$219.68	$209.26	5.0%	34.34%	33.45%	89 bps
Frenchman’s Reef	$229.24	$219.91	4.2%	81.8%	82.2%	(0.4%)	$187.53	$180.84	3.7%	(1.20%)	19.40%	-2060 bps
Griffin Gate Marriott	$131.44	$148.75	(11.6%)	60.8%	62.2%	(1.4%)	$79.97	$92.59	(13.6%)	24.43%	28.87%	-444 bps
JW Marriott Denver Cherry Creek	$230.29	$219.68	4.8%	72.8%	74.1%	(1.3%)	$167.59	$162.70	3.0%	29.33%	27.42%	191 bps
Los Angeles Airport	$104.15	$101.36	2.8%	84.6%	81.6%	3.0%	$88.12	$82.67	6.6%	15.72%	15.22%	50 bps
Hilton Minneapolis	$142.22	$134.12	6.0%	73.7%	71.9%	1.8%	$104.87	$96.37	8.8%	29.24%	27.92%	132 bps
Oak Brook Hills	$115.30	$108.05	6.7%	54.3%	51.7%	2.6%	$62.64	$55.90	12.1%	9.04%	10.39%	-135 bps
Orlando Airport Marriott	$99.05	$95.74	3.5%	74.9%	72.7%	2.2%	$74.19	$69.59	6.6%	20.83%	21.41%	-58 bps
Salt Lake City Marriott	$127.40	$130.12	(2.1%)	59.4%	54.1%	5.3%	$75.64	$70.36	7.5%	25.10%	24.55%	55 bps
The Lodge at Sonoma	$217.76	$197.93	10.0%	70.4%	68.3%	2.1%	$153.32	$135.13	13.5%	18.75%	16.56%	219 bps
Torrance Marriott South Bay	$105.31	$101.34	3.9%	81.2%	79.8%	1.4%	$85.46	$80.82	5.7%	24.56%	20.23%	433 bps
Vail Marriott	$218.23	$220.44	(1.0%)	61.1%	61.1%	0.0%	$133.33	$134.71	(1.0%)	25.41%	26.15%	-74 bps
Radisson Lexington Hotel New York	$200.70	$190.53	5.3%	95.5%	94.9%	0.6%	$191.72	$180.74	6.1%	36.90%	37.47%	-57 bps
Renaissance Worthington	$157.00	$159.10	(1.3%)	71.9%	64.8%	7.1%	$112.83	$103.07	9.5%	29.79%	28.19%	160 bps

Total/Weighted Average	$162.53	$158.49	2.5%	73.9%	72.4%	1.5%	$120.10	$114.76	4.7%	24.90%	25.60%	-70 bps

Comparable Total/Weighted Average (2)	$163.60	$157.74	3.7%	75.2%	73.4%	1.8%	$123.01	$115.73	6.3%	26.18%	25.67%	51 bps

(1)	The pro forma operating data includes the operating results for the Company’s hotels assuming they were owned since January 1, 2010.

(2)	The comparable total excludes the Frenchman’s Reef & Morning Star Marriott Beach Resort and the three-hotel portfolio classified as “held for sale.”

Pro Forma Hotel Adjusted EBITDA Reconciliation

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Fourth Quarter 2011 (1)
			Plus:	Plus:	Plus:	Equals:
	Total Revenues	Net Income / (Loss)	Depreciation	Interest Expense	Non-Cash Adjustments (2)	Hotel Adjusted EBITDA
Atlanta Alpharetta	$4,632	$876	$390	$—	$—	$1,266
Westin Atlanta North (3)	$5,183	$235	$605	$—	$—	$840
Atlanta Waverly	$9,409	$(490)	$1,375	$1,682	$—	$2,567
Renaissance Austin	$8,466	$(204)	$1,208	$1,444	$—	$2,448
Bethesda Marriott Suites	$4,760	$(1,301)	$643	$—	$1,928	$1,270
Boston Westin (3)	$22,803	$1,640	$3,849	$—	$156	$5,645
Renaissance Charleston	$3,233	$537	$464	$—	$(39)	$962
Hilton Garden Inn Chelsea (3)	$4,930	$1,953	$583	$—	$—	$2,536
Chicago Marriott	$32,508	$2,304	$3,982	$3,984	$(486)	$9,784
Chicago Conrad (3)	$8,952	$1,964	$1,280	$—	$—	$3,244
Courtyard Denver Downtown (3)	$2,922	$500	$311	$443	$—	$1,254
Courtyard Fifth Avenue	$5,589	$172	$593	$1,051	$64	$1,880
Courtyard Midtown East	$9,391	$1,949	$709	$1,234	$—	$3,892
Frenchman’s Reef (3)	$10,268	$(5,203)	$1,803	$887	$—	$(2,513)
Griffin Gate Marriott	$7,681	$1,119	$995	$—	$(1)	$2,113
JW Marriott Denver Cherry Creek (3)	$6,902	$801	$559	$766	$—	$2,126
Los Angeles Airport	$15,727	$(1,406)	$1,796	$1,369	$—	$1,759
Minneapolis Hilton (3)	$16,788	$828	$2,274	$1,725	$(294)	$4,533
Oak Brook Hills	$6,516	$(500)	$982	$—	$167	$649
Orlando Airport Marriott	$5,842	$(977)	$997	$1,028	$—	$1,048
Salt Lake City Marriott	$6,418	$209	$833	$522	$—	$1,564
The Lodge at Sonoma	$5,512	$977	$450	$—	$—	$1,427
Torrance Marriott South Bay	$7,036	$692	$984	$—	$—	$1,676
Vail Marriott (3)	$6,110	$5	$726	$—	$—	$731
Radisson Lexington Hotel New York (3)	$21,275	$6,326	$3,140	$4	$44	$9,514
Renaissance Worthington	$10,026	$1,034	$855	$937	$4	$2,830

Total	$248,879	$14,040	$32,386	$17,076	$1,543	$65,336

Comparable Total (4)	$213,055	$18,818	$27,005	$13,063	$1,544	$60,721

(1)	The pro forma operating data includes the operating results for the Company’s hotels assuming they were owned since January 1, 2010.

(2)	The non-cash adjustments include expenses incurred by the hotels due to the straight lining of the rent from our ground lease obligations, the non-cash amortization of favorable lease assets, and the non-cash amortization of unfavorable contract liabilities.

(3)	The hotel reports results on a monthly basis. The amounts presented are based on the Company’s reporting calendar for the fourth quarter and include the months of September through December.

(4)	The comparable total excludes the Frenchman’s Reef & Morning Star Marriott Beach Resort and the three-hotel portfolio classified as “held for sale.”

Pro Forma Hotel Adjusted EBITDA Reconciliation

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Fourth Quarter 2010 (1)
			Plus:	Plus:	Plus:	Equals:
	Total Revenues	Net Income / (Loss)	Depreciation	Interest Expense	Non-Cash Adjustments (2)	Hotel Adjusted EBITDA
Atlanta Alpharetta	$4,168	$660	$426	$—	$—	$1,086
Westin Atlanta North (3)	$4,915	$(115)	$607	$—	$—	$492
Atlanta Waverly	$9,716	$(767)	$1,436	$1,668	$—	$2,337
Renaissance Austin	$9,157	$223	$1,186	$1,431	$—	$2,840
Bethesda Marriott Suites	$4,794	$(1,286)	$720	$—	$1,935	$1,369
Boston Westin (3)	$20,862	$958	$3,970	$—	$156	$5,084
Renaissance Charleston	$2,945	$594	$446	$—	$(39)	$1,001
Hilton Garden Inn Chelsea (3)	$4,762	$1,914	$561	$—	$—	$2,475
Chicago Marriott	$29,326	$2,676	$4,277	$4,086	$(486)	$10,553
Chicago Conrad (3)	$8,790	$2,362	$1,494	$—	$—	$3,856
Courtyard Denver Downtown (3)	$2,666	$108	$373	$454	$—	$935
Courtyard Fifth Avenue	$5,411	$435	$582	$1,065	$64	$2,146
Courtyard Midtown East	$9,172	$1,904	$722	$1,230	$—	$3,856
Frenchman’s Reef (3)	$11,775	$(2,516)	$1,284	$933	$207	$(92)
Griffin Gate Marriott	$9,575	$2,699	$1,076	$—	$(1)	$3,774
JW Marriott Denver Cherry Creek (3)	$6,805	$551	$560	$780	$—	$1,891
Los Angeles Airport	$15,149	$(1,070)	$1,844	$1,381	$—	$2,155
Minneapolis Hilton (3)	$15,308	$2,138	$2,222	$—	$(380)	$3,980
Oak Brook Hills	$6,193	$(683)	$1,201	$—	$167	$685
Orlando Airport Marriott	$5,620	$(706)	$1,128	$1,047	$—	$1,469
Salt Lake City Marriott	$5,897	$(347)	$979	$552	$—	$1,184
The Lodge at Sonoma	$5,122	$626	$448	$—	$—	$1,074
Torrance Marriott South Bay	$6,285	$244	$1,093	$—	$—	$1,337
Vail Marriott (3)	$5,769	$(324)	$693	$—	$—	$369
Radisson Lexington Hotel New York (3)	$20,235	$5,551	$3,140	$4	$44	$8,739
Renaissance Worthington	$8,813	$380	$791	$959	$4	$2,134

Total	$239,230	$16,209	$33,259	$15,590	$1,671	$66,806

Comparable Total (4)	$199,007	$16,570	$28,277	$11,558	$1,465	$57,947

(1)	The pro forma operating data includes the operating results for the Company’s hotels assuming they were owned as of January 1, 2010.

(2)	The non-cash adjustments include expenses incurred by the hotels due to the straight lining of the rent from our ground lease obligations, the non-cash amortization of our favorable lease assets and the non-cash amortization of our unfavorable contract liabilities.

(3)	The hotel reports results on a monthly basis. The data presented is based upon the Company’s reporting calendar for the fourth quarter and includes the months of September through December.

(4)	The comparable total excludes the Frenchman’s Reef & Morning Star Marriott Beach Resort and the three-hotel portfolio classified as “held for sale.”

Pro Forma Hotel Adjusted EBITDA Reconciliation

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Full Year 2011 (1)
			Plus:	Plus:	Plus:	Equals:
	Total Revenues	Net Income / (Loss)	Depreciation	Interest Expense	Non-Cash Adjustments (2)	Hotel Adjusted EBITDA
Atlanta Alpharetta	$15,219	$3,195	$1,251	$—	$—	$4,446
Westin Atlanta North	$16,052	$584	$1,883	$—	$—	$2,467
Atlanta Waverly	$30,357	$(2,520)	$4,607	$5,436	$—	$7,523
Renaissance Austin	$27,939	$(803)	$4,068	$4,666	$—	$7,931
Bethesda Marriott Suites	$15,092	$(4,459)	$2,094	$—	$6,271	$3,906
Boston Westin	$66,564	$2,808	$12,486	$—	$507	$15,801
Renaissance Charleston	$10,540	$2,060	$1,468	$—	$(126)	$3,402
Hilton Garden Inn Chelsea	$12,544	$3,918	$1,865	$—	$—	$5,783
Chicago Marriott	$90,912	$(3,081)	$13,200	$13,182	$(1,581)	$21,720
Chicago Conrad	$24,904	$2,979	$4,697	$—	$—	$7,676
Courtyard Denver Downtown	$8,595	$1,122	$1,135	$1,448	$—	$3,705
Courtyard Fifth Avenue	$15,547	$(1,233)	$1,909	$3,465	$207	$4,348
Courtyard Midtown East	$26,068	$2,658	$2,302	$3,991	$—	$8,951
Frenchman’s Reef	$34,367	$(8,092)	$4,705	$2,976	$—	$(411)
Griffin Gate Marriott	$23,122	$2,362	$3,290	$—	$(4)	$5,648
JW Marriott Denver Cherry Creek	$19,628	$1,464	$1,817	$2,476	$—	$5,757
Los Angeles Airport	$52,726	$(2,026)	$5,816	$4,500	$—	$8,290
Minneapolis Hilton	$50,769	$4,266	$7,348	$3,998	$(768)	$14,844
Oak Brook Hills	$20,471	$(1,882)	$3,191	$—	$542	$1,851
Orlando Airport Marriott	$19,699	$(2,549)	$3,257	$3,395	$—	$4,103
Salt Lake City Marriott	$20,990	$806	$2,718	$1,744	$—	$5,268
The Lodge at Sonoma	$16,924	$1,750	$1,423	$—	$—	$3,173
Torrance Marriott South Bay	$22,093	$2,239	$3,188	$—	$—	$5,427
Vail Marriott	$23,225	$3,647	$2,254	$—	$—	$5,901
Radisson Lexington Hotel New York	$52,767	$9,119	$10,189	$13	$148	$19,469
Renaissance Worthington	$31,944	$3,674	$2,732	$3,098	$11	$9,515

Total	$749,058	$22,006	$104,893	$54,388	$5,207	$186,512

Comparable Total (3)	$633,273	$31,059	$88,223	$41,310	$5,211	$165,821

(1)	The pro forma operating data includes the operating results for the Company’s hotels assuming they were owned as of January 1, 2010.

(2)	The non-cash adjustments include expenses incurred by the hotels due to the straight lining of the rent from our ground lease obligations, the non-cash amortization of our favorable lease assets and the non-cash amortization of our unfavorable contract liabilities.

(3)	The comparable total excludes the Frenchman’s Reef & Morning Star Marriott Beach Resort and the three-hotel portfolio classified as “held for sale.”

Pro Forma Hotel Adjusted EBITDA Reconciliation

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Full Year 2010 (1)
			Plus:	Plus:	Plus:	Equals:
	Total Revenues	Net Income / (Loss)	Depreciation	Interest Expense	Non-Cash Adjustments (2)	Hotel Adjusted EBITDA
Atlanta Alpharetta	$13,581	$2,108	$1,283	$—	$—	$3,391
Westin Atlanta North	$15,427	$196	$1,873	$—	$—	$2,069
Atlanta Waverly	$30,337	$(1,577)	$4,591	$5,438	$—	$8,452
Renaissance Austin	$29,085	$(159)	$4,051	$4,663	$—	$8,555
Bethesda Marriott Suites	$14,783	$(4,790)	$2,244	$—	$6,303	$3,757
Boston Westin	$63,397	$1,951	$12,640	$—	$507	$15,098
Renaissance Charleston	$9,784	$1,827	$1,575	$—	$(126)	$3,276
Hilton Garden Inn Chelsea	$11,739	$3,139	$2,071	$—	$—	$5,210
Chicago Marriott	$86,439	$(4,532)	$13,919	$13,371	$(1,581)	$21,177
Chicago Conrad	$22,929	$2,137	$4,813	$—	$—	$6,950
Courtyard Denver Downtown	$8,239	$618	$1,212	$1,477	$—	$3,307
Courtyard Fifth Avenue	$15,041	$(1,086)	$1,892	$3,470	$209	$4,485
Courtyard Midtown East	$24,762	$1,983	$2,283	$4,017	$—	$8,283
Frenchman’s Reef	$48,895	$3,244	$4,456	$188	$1,598	$9,486
Griffin Gate Marriott	$25,627	$4,044	$3,358	$—	$(4)	$7,398
JW Marriott Denver Cherry Creek	$18,932	$836	$1,820	$2,535	$—	$5,191
Los Angeles Airport	$49,848	$(2,695)	$5,780	$4,502	$—	$7,587
Minneapolis Hilton	$46,780	$6,813	$7,299	$—	$(1,051)	$13,061
Oak Brook Hills	$20,216	$(1,883)	$3,442	$—	$542	$2,101
Orlando Airport Marriott	$18,494	$(2,806)	$3,354	$3,411	$—	$3,959
Salt Lake City Marriott	$20,247	$21	$3,124	$1,825	$—	$4,970
The Lodge at Sonoma	$15,409	$1,135	$1,416	$—	$—	$2,551
Torrance Marriott South Bay	$20,281	$753	$3,350	$—	$—	$4,103
Vail Marriott	$23,822	$3,619	$2,610	$—	$—	$6,229
Radisson Lexington Hotel New York	$49,751	$8,274	$10,205	$13	$148	$18,640
Renaissance Worthington	$30,230	$2,379	$2,990	$3,141	$11	$8,521

Total	$734,075	$25,549	$107,651	$48,051	$6,556	$187,957

Comparable Total (3)	$600,131	$19,997	$91,195	$37,762	$4,962	$154,066

(1)	The pro forma operating data includes the operating results for the Company’s hotels assuming they were owned as of January 1, 2010.

(2)	The non-cash adjustments include expenses incurred by the hotels due to the straight lining of the rent from our ground lease obligations, the non-cash amortization of our favorable lease assets and the non-cash amortization of our unfavorable contract liabilities.

(3)	The comparable total excludes the Frenchman’s Reef & Morning Star Marriott Beach Resort and the three-hotel portfolio classified as “held for sale.”